Exhibit 99.1

Alumis and ACELYRIN Announce Amended Merger Agreement

ACELYRIN stockholders to receive increased ownership in the combined company through revised exchange ratio; Alumis and ACELYRIN stockholders to now own approximately 52% and 48%, respectively, of the combined company on a fully diluted basis

Merger maximizes the potential value for ACELYRIN stockholders and creates a stronger combined company, best-positioned to realize long-term value of multiple late-stage assets

ACELYRIN files investor presentation highlighting benefits of proposed merger and comprehensive Board process

Special Meeting of Stockholders for both companies to be held May 13, 2025

SOUTH SAN FRANCISCO, Calif. and LOS ANGELES, Calif. – April 21, 2025 – Alumis Inc. (Nasdaq: ALMS), a clinical-stage biopharmaceutical company developing therapies using a precision approach to optimize clinical outcomes and significantly improve the lives of patients with immune-mediated diseases, and ACELYRIN, INC. (Nasdaq: SLRN), a late-stage clinical biopharma company focused on accelerating the development and delivery of transformative medicines in immunology, today announced an amendment to the existing terms of their previously announced merger agreement.

Under the terms of the amended agreement, ACELYRIN stockholders will now receive 0.4814 shares of Alumis common stock for each share of ACELYRIN common stock owned, representing a meaningful increase in the ownership percentage of the combined company over the original definitive merger agreement. With the amended exchange ratio, Alumis stockholders will own approximately 52% of the combined company and ACELYRIN stockholders will own approximately 48% on a fully diluted basis.

Martin Babler, President, Chief Executive Officer and Chairman of Alumis, said, “In recognition of the current market conditions and evolving investor expectations for a successful combination, we have revised the terms of our agreement with ACELYRIN, enabling enhanced value creation opportunities for our respective stockholders. This was carefully considered by our Board of Directors and we continue to firmly believe in the merits of the transaction. This merger provides Alumis the best opportunity to significantly enhance our financial flexibility and runway to advance an expanded late-stage pipeline with multiple near-term development milestones and build commercial capabilities to maximize the value of our portfolio for patients and stockholders. We will continue to work closely with ACELYRIN to successfully complete the transaction and deliver on its significant benefits.”

Bruce Cozadd, Chair of the ACELYRIN Board of Directors and member of the Board Transaction Committee, said, “Since announcing the merger, we have had extensive conversations with our stockholders who have expressed an understanding of the strategic rationale for this transaction, while also sharing their perspectives on the value provided to ACELYRIN stockholders. This amended agreement reflects this dialogue with stockholders and meaningfully builds upon the previously announced agreement, which was the result of a rigorous, objective, and competitive process facilitated by the ACELYRIN Board. Because of the Board’s continued efforts, our stockholders now stand to benefit from a greater interest in Alumis’ long-term upside potential. We continue to believe that this combination is the most value-maximizing path forward for ACELYRIN stockholders and that Alumis is the right partner to optimize development of lonigutamab.”

ACELYRIN also filed today an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) highlighting additional details and benefits of the amended merger agreement, including:

•	The Alumis merger provides significant potential upside for ACELYRIN stockholders;

•	The combination creates a leading clinical-stage immunology company with a diversified portfolio of product candidates;

•	ACELYRIN’s Independent Board Committee ran a thorough process to review multiple alternatives and optimize terms from Alumis; and

•	With a pro forma cash position of approximately $737 million as of December 31, 2024, and continued operating discipline, Alumis expects runway to advance the combined company’s pipeline through multiple planned key data readouts across several clinical trials and to fund operating expenses and capital expenditure requirements into 2027.

The presentation is available on ACLEYRIN’s investor relations website at https://investors.acelyrin.com/.

Additional Details

The amended merger agreement was unanimously recommended and approved by the disinterested directors of each company’s Board. As previously announced, Stockholders representing approximately 62% of Alumis voting common stock and approximately 24% of ACELYRIN common stock have entered into voting agreements in support of the transaction.

Alumis and ACELYRIN intend to file supplemental proxy materials with the Securities and Exchange Commission promptly. The companies continue to expect to close the transaction during the second quarter of 2025, subject to the approval by both companies’ stockholders and satisfaction of other customary closing conditions.

As previously disclosed, Alumis and ACELYRIN will hold its respective Special Meeting of Stockholders on May 13, 2025, and stockholders of record as of the close of business on April 1, 2025, are entitled to vote at the Special Meetings.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Alumis, and Cooley LLP is serving as its legal counsel. Guggenheim Securities, LLC is serving as financial advisor to ACELYRIN and Fenwick & West LLP and Paul Hastings LLP are serving as legal counsel.

About Alumis

Alumis is a clinical-stage biopharmaceutical company developing oral therapies using a precision approach to optimize clinical outcomes and significantly improve the lives of patients with immune-mediated diseases. Leveraging its proprietary precision data analytics platform, Alumis is building a pipeline of molecules with the potential to address a broad range of immune-mediated diseases as monotherapy or combination therapies. Alumis’ most advanced product candidate, ESK-001, is an oral, highly selective, small molecule, allosteric inhibitor of tyrosine kinase 2 that is currently being evaluated for the treatment of patients with moderate-to-severe plaque psoriasis and systemic lupus erythematosus. Alumis is also developing A-005, a CNS-penetrant, allosteric TYK2 inhibitor for the treatment of neuroinflammatory and neurodegenerative diseases. Beyond TYK2, Alumis’ proprietary precision data analytics platform and drug discovery expertise have led to the identification of additional preclinical programs that exemplify its precision approach. Incubated by Foresite Labs and led by a team of industry veterans experienced in small-molecule compound drug development for immune-mediated diseases, Alumis is pioneering a precision approach to drug development to potentially produce the next generation of treatment to address immune dysfunction.

About ACELYRIN

ACELYRIN, INC. (Nasdaq: SLRN) is focused on providing patients life-changing new treatment options by identifying, acquiring, and accelerating the development and commercialization of transformative medicines. ACELYRIN’s lead program, lonigutamab, is a subcutaneously delivered monoclonal antibody targeting IGF-1R being investigated for the treatment of thyroid eye disease.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current plans, estimates and expectations of management of Alumis Inc. (“Alumis”) and ACELYRIN, Inc. (“ACELYRIN”) in light of historical results and trends, current conditions and potential future developments, and are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than statements of historical facts, including express or implied statements regarding the proposed transaction; the conversion of equity interests contemplated by the agreement and plan of merger, dated as of February 6, 2025, as amended on April 20, 2025, by and among the parties (as amended, the “merger agreement”); the issuance of common stock of Alumis contemplated by the merger agreement; the expected filing by Alumis with the Securities and Exchanges Commission (the “SEC”) of a registration statement on Form S-4 (the “registration statement”) and a joint proxy statement/prospectus of Alumis and ACELYRIN to be included therein (the “joint proxy statement/prospectus”); the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; the sufficiency of the combined company’s capital resources; the combined company’s cash runway, which is preliminary, unaudited and subject to change; the competitive ability and position of the combined company; the clinical pipeline of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements.

Risks and uncertainties include, among other things, (i) the risk that the proposed transaction may not be completed in a timely basis or at all, which may adversely affect Alumis’ and ACELYRIN’s businesses and the price of their respective securities; (ii) the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction, including stockholder approvals by both Alumis’ stockholders and ACELYRIN’S stockholders, and the potential failure to satisfy the other conditions to the consummation of the transaction; (iii) the effect of the announcement, pendency or completion of the proposed transaction on each of Alumis’ or ACELYRIN’s ability to attract, motivate, retain and hire key personnel and maintain relationships with partners, suppliers and others with whom Alumis or ACELYRIN does business, or on Alumis’ or ACELYRIN’s operating results and business generally; (iv) that the proposed transaction may divert management’s attention from each of Alumis’ and ACELYRIN’s ongoing business operations; (v) the risk of any legal proceedings related to the proposed transaction or otherwise, or the impact of the proposed transaction thereupon, including resulting expense or delay; (vi) that Alumis or ACELYRIN may be adversely affected by other economic, business and/or competitive factors; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement , including in circumstances which would require Alumis or ACELYRIN to pay a termination fee; (viii) the risk that restrictions during the pendency of the proposed transaction may impact Alumis’ or ACELYRIN’s ability to pursue certain business opportunities or strategic transactions; (ix) the risk that the anticipated benefits and synergies of the proposed transaction may not be fully realized or may take longer to realize than expected; (x) the impact of legislative, regulatory, economic, competitive and technological changes; (xi) risks relating to the value of Alumis securities to be issued in the proposed transaction; (xii) the risk that integration of the proposed transaction post-closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction; (xiii) the effect of the announcement, pendency or completion of the proposed transaction on the market price of the common stock of each of Alumis and ACELYRIN; (xiv) the implementation of each of Alumis’ and ACELYRIN’s business model and strategic plans for product candidates and pipeline, and challenges inherent in developing, commercializing, manufacturing, launching, marketing and selling potential existing and new products and product candidates; (xv) the scope, progress, results and costs of developing Alumis’ and ACELYRIN’s product candidates and any future product candidates, including conducting preclinical studies and clinical trials, and otherwise related to the research and development of Alumis’ and ACELYRIN’s pipeline; (xvi) the timing and costs involved in obtaining and maintaining regulatory approval for Alumis’ and ACELYRIN’s current or future product candidates, and any related restrictions, limitations and/or warnings in the label of any approved product; (xvii) the market for, adoption (including rate and degree of market acceptance) and pricing and reimbursement of Alumis’ and ACELYRIN’s product candidates, if approved, and their respective abilities to compete with therapies and procedures that are rapidly growing and evolving; (xviii) uncertainties in contractual relationships, including collaborations, partnerships, licensing or other arrangements and the performance of third-party suppliers and manufacturers; (xix) the ability of each of Alumis and ACELYRIN to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; (xx) Alumis’ ability to successfully integrate ACELYRIN’s operations and personnel; and (xxi) potential delays in initiating, enrolling or completing preclinical studies and clinical trials.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement and the joint proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here and the list of factors to be presented in the registration statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Alumis’ and ACELYRIN’s respective periodic reports and other filings with the SEC, including the risk factors identified in Alumis’ and ACELYRIN’s most recent Annual Reports on Form 10-K. The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning Alumis and ACELYRIN and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers should also carefully review the risk factors described in other documents Alumis and ACELYRIN file from time to time with the SEC.

The forward-looking statements included in this communication are made only as of the date hereof. Alumis assumes no obligation and does not intend to update these forward-looking statements, even if new information becomes available in the future, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Alumis intends to file with the SEC the registration statement, which will include the joint proxy statement/prospectus. After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Alumis and ACELYRIN. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ALUMIS AND ACELYRIN ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Alumis and ACELYRIN with the SEC, without charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Alumis will be available free of charge under the SEC Filings heading of the Investor Relations section of Alumis’ website at https://investors.alumis.com/. Copies of the documents filed with the SEC by ACELYRIN will be available free of charge under the Financials & Filings heading of the Investor Relations section of ACELYRIN’s website at https://investors.acelyrin.com/.

Participants in the Solicitation

Alumis and ACELYRIN and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Alumis’ directors and executive officers is set forth in the registration statement, which includes the joint proxy statement/prospectus. Information about ACELYRIN’s directors and executive officers is set forth in ACELYRIN’s Annual Report on Form 10-K, which was filed with the SEC on March 19, 2025. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Alumis Contacts

Investor Relations

Teri Dahlman

Red House Communications

teri@redhousecomms.com

Or

MacKenzie Partners, Inc.

proxy@mackenziepartners.com

(800) 322-2885

Media

Jim Golden / Jack Kelleher / Tali Epstein
Collected Strategies
Alumis-CS@collectedstrategies.com

ACELYRIN, INC Contacts

Investor Relations and Media

Tyler Marciniak

Vice President of Investor Relations and Corporate Operations

tyler.marciniak@acelyrin.com

or

Sodali & Co

SLRN@investor.sodali.com

(800) 662-5200